Exhibit 10(i).36

EXECUTION COPY

SEVENTH SUPPLEMENT AND FORBEARANCE AGREEMENT
TO THE
MASTER CREDIT AGREEMENT

THIS SEVENTH SUPPLEMENT AND FORBEARANCE AGREEMENT TO MASTER CREDIT AGREEMENT (“Seventh Supplement”) is made and effective as of the 1st day of February, 2011 (“Effective Date”) by and among NEDAK ETHANOL, LLC, a Nebraska limited liability company (“Borrower”), and AGCOUNTRY FARM CREDIT SERVICES, FLCA (formerly Farm Credit Services of Grand Forks, FLCA) (“Lender”).

R E C I T A L S

A.           Borrower and Lender have entered into that certain Master Credit Agreement dated as of February 14, 2007 (the “Master Credit Agreement”), that certain First Supplement to Master Credit Agreement dated as of February 14, 2007 (the “First Supplement”), that certain Second Supplement to Master Credit Agreement dated as of February 14, 2007 (the “Second Supplement”), that certain Third Supplement and Forbearance Agreement to Master Credit Agreement dated as of April 11, 2008 (the “Third Supplement”), that certain Fourth Supplement and Forbearance Agreement to Master Credit Agreement dated as of March 29, 2009 (the “Fourth Supplement”), that certain Fifth Supplement and Forbearance Agreement to Master Credit Agreement dated as of September 30, 2009 (the “Fifth Supplement”), and that certain Sixth Supplement and Forbearance Agreement to Master Credit Agreement dated July 30, 2010 (the “Sixth Supplement” and together with the Master Credit Agreement, First Supplement, Second Supplement, Third Supplement, Fourth Supplement, the Fifth Supplement and this Seventh Supplement, as amended, replaced, restated, modified, or supplemented from time to time, the “Master Agreement”), pursuant to which the Lender has extended certain credit facilities and accommodations to Borrower under the terms and conditions set forth in the Master Agreement.  Capitalized terms not defined in this Seventh Supplement shall have the meaning provided in the Master Agreement.

B.           Borrower and Lender are parties to that certain Construction and Term Loan Note dated February 14, 2007, in the original aggregate principal amount of Forty-two Million Five Hundred Thousand Dollars ($42,500,000) (as may be amended, modified or restated from time to time, the “Note”).

C.           The Master Agreement required Borrower to obtain mechanical completion, as defined in the Master Agreement (“Mechanical Completion”), of the Project by or on July 15, 2008.  Borrower failed to obtain Mechanical Completion of the Project by or on July 15, 2008, which constitutes an Event of Default under the Master Agreement.

D.           The Master Agreement required Borrower to achieve 100% name plate production for its ethanol facility and pass required performance tests within sixty (60) days after achieving Mechanical Completion.  Borrower did not achieve 100% name plate production for its ethanol facility or pass the required performance tests within sixty (60) days after achieving Mechanical Completion, each of which constitutes an Event of Default under the Master Agreement.

E.           Article V of the Master Agreement sets forth certain financial covenants that must be maintained by Borrower at all times.  Borrower has not complied with the financial covenants set forth in Article V of the Master Agreement, which constitutes an Event of Default under the Master Agreement.

F.           The Master Agreement, including but not limited to paragraph 9 of the First Supplement, as amended by paragraph B(5) of the Fifth Supplement, requires repayment of the Note in level monthly payments of principal and accrued interest at the Annual Rate so that the principal amount of the Term Note is fully-amortized over 96 months beginning on April 1, 2010 and ending on February 1, 2018, with any unpaid balance of outstanding Obligations, if any, immediately payable to Lender on that date.  Accrued interest is required to be paid with each principal payment.  Borrower failed to make payments of principal and accrued interest on the Note as and when required which constitutes an Event of Default under the Master Agreement.

G.           As of January 31, 2011, there remains due and owing to Lender the principal amount of $37,578,952.00 under the Note.  Borrower has also agreed to pay all expenses of collection, enforcement and protection of Lender’s rights under the Master Agreement, the Note and the other Loan Documents, which expenses expressly include attorneys’ fees, court costs and other legal expenses set forth in and contemplated by Section 19 of this Seventh Supplement (“Collection Costs”).

H.           Borrower has failed to fund the Debt Service Reserve Account as required under the Loan Documents, which constitutes an Event of Default under the Loan Documents.

I.           Borrower acknowledges that one or more Events of Default under the Master Agreement have occurred and remain uncured, including without limitation, the Events of Default described in Recital C through I of this Seventh Supplement (the “Defaults”), that such Defaults are material and that while Lender is not availing itself of remedies and actions that it is entitled to, Lender does not waive its right to take such other and further action Lender may deem necessary at any time, now or in the future.

J.           In letters and notices that were delivered by Lender to Borrower, including those dated on or about February 11, 2009, July 24, 2009 and January 20, 2010, Lender declared a Default by Borrower.  Borrower acknowledges the existence of the Defaults and also acknowledges receipt from Lender of all notices and information that may be required under Exhibit 3.19 of the Loan Documents and applicable law.

K.           Borrower has granted Lender a continuing Lien in all of Borrower’s now owned or hereafter acquired right, title and interest in and to any and all of Borrower’s real and personal property assets in order to secure the payment and performance of all Obligations to or arising in favor of Lender under the Loan Documents and otherwise.  Lender has duly and timely perfected and recorded its Liens in the Collateral in accordance with applicable law and retains a first priority Lien in the Collateral by virtue thereof.  Without limiting the generality of the foregoing, Lender holds and controls LOC Proceeds (as defined in the Fifth Supplement) in the approximate amount of $1,025,396.27 in a restricted account as collateral for the Loans.

L.           Borrower has, on a number of occasions, requested that Lender forbear from exercising its rights and remedies under the Master Agreement, the Note and the other Loan Documents as a result of the Defaults in order to afford Borrower a period of time within which to explore various strategic alternatives for restoring financial stability and raising additional capital needed for working capital purposes, debt service and restoring financial stability.  Lender has previously agreed to forbear for certain periods of time pursuant to the terms of various Supplements, including the Sixth Supplement.  Additional Defaults, constituting Events of Default, have occurred by the Borrower under the Loan Documents and the Sixth Supplement during those forbearance periods.  The forbearance period under the Sixth Supplement expired by its own terms on October 1, 2010.  Borrower acknowledges the expiration of the forbearance period under the Sixth Supplement and the existence of additional material Defaults thereunder.

M.           To induce the Lender to enter this Seventh Supplement and thereby further forbear during the Forbearance Period (defined below) from exercising Lender’s rights, powers and remedies under the Master Agreement, the Note, the other Loan Documents and the law, Borrower has agreed to adhere to the covenants and promises set forth herein.

N.           Lender is willing to forbear during the Forbearance Period (defined below) from exercising its rights, powers and remedies under the Master Agreement, the Term Note, the other Loan Documents and the law, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Recitals.  Borrower acknowledges and agrees that each of the Recitals and facts set forth in Paragraphs A through N above is true and correct and is incorporated herein by this reference and made a part hereof.

2.           Reaffirmation of the Obligations and the Terms and Undertakings of the Loan Documents and Other Agreements. Borrower acknowledges and agrees that the Obligations are due and owing to Lender without setoff, defense or counterclaims of any kind whatsoever, and that Borrower is absolutely and unconditionally liable to Lender for the Obligations to the full extent set forth in the Recitals together with any interest and other costs (including Collection Costs) that continue to accrue after the date hereof, and that such liability is not subject to any defense, setoff or counterclaim. Except as specifically otherwise agreed herein or superseded hereby, Borrower acknowledges and agrees that the terms of the Master Agreement, the Note, any other Loan Documents, and any other agreements delivered in favor of Lender prior to the date hereof are valid and remain in full force and effect in accordance with their terms, and are hereby reaffirmed and restated effective as of the date hereof as if fully set forth herein.  Without limiting the generality of the foregoing, Borrower acknowledges and reaffirms its obligations under Section 8.03 of the Master Credit Agreement.

3.           Validity and Enforceability of the Master Agreement, Note, Loan Documents and Other Agreements.  Borrower acknowledges and agrees that the Master Agreement, Note,

and any other Loan Documents, are valid, binding and fully enforceable according to their terms.  Any technical defects in the Master Agreement, Note, or any other Loan Documents, whether known or unknown, are hereby unconditionally and absolutely waived by Borrower. Borrower hereby waives any and all rules of construction, if any, and arguments that this Seventh Supplement and other Loan Documents are to be construed against Lender as a result of its participation in the drafting hereof and thereof.

4.           No Waiver by Lender of Existing Defaults, Rights and Remedies.  Nothing in this Seventh Supplement or otherwise should or shall be construed as a waiver by Lender of the Defaults or any other existing Events of Default; there is no waiver of any existing defaults, whether such defaults have been specified herein or not.  Lender retains and has not waived any of its rights and remedies set forth in the Master Agreement, the Note, the other Loan Documents or provided for at law, including without limitation its continuing right to enforce its security interest and liens in the Collateral or any portion thereof.

5.           Forbearance.  Lender is entitled to accelerate the Loan and require the immediate payment in full of the Obligations. Recognizing that Lender retains and has not waived any Defaults or any of its rights and remedies under the Master Agreement, the Note, the other Loan Documents and provided for at law, the parties understand and agree that Lender has and will continue to have the immediate right to demand payment of the Obligations and future indebtedness and to exercise its enforcement rights under the Master Agreement, the Term Note, and the other Loan Documents. Notwithstanding the foregoing, during the period (the “Forbearance Period”) commencing on the date hereof and ending on the earlier to occur of June 30, 2011 or the date that any Event of Default (defined below) under this Seventh Supplement occurs, Lender will forbear from exercising its enforcement rights, including its rights in and against the Collateral or otherwise under any operative agreement.

6.           Application of LOC Proceeds.  Lender is entitled to apply the LOC Proceeds to the Obligations in such order and manner as Lender may elect in its sole and absolute discretion.  Without limiting the foregoing, Lender shall have the right to apply the LOC Proceeds, at anytime or from time to time during the Forbearance Period in its sole and absolute discretion and without prior notice or separate consent (this Seventh Supplement constituting Borrower’s affirmative consent), and may apply the LOC Proceeds, in part or in whole, to the Obligations owed by Borrower to Lender in such order and manner and at such time as Lender may elect in its sole and absolute discretion.  The existence of the LOC Proceeds (or any application thereof) shall not relieve Borrower from any obligation to pay or satisfy the Obligations under the Loan Documents as and when they become due.

7.           Conditions Precedent to Effectiveness of this Seventh Supplement.  This Seventh Supplement shall not be effective as against Lender unless and until each of the following conditions shall have been satisfied in Lender’s sole and absolute discretion or waived by the Lender in writing, for whose sole benefit such conditions exist:

a.      Payment of Fees and Costs.  Lender shall have received all past-due principal and accrued but unpaid interest under the Note and the payment of all Collection Costs.

b.      Representations and Warranties.  The representations and warranties of Borrower in the Master Agreement, except those set forth at Section 3.05(a)(1), Section 3.06(c) and Section 3.08 of the Master Credit Agreement insofar as they relate to the TIF Transaction, are true and correct in all material respects as of the date hereof.

c.      No Default.  As of the date hereof and at all times during the Forbearance Period no Event of Default (defined below) shall occur.

d.      Delivery of Executed Master Netting and Setoff Agreement.  Lender shall have received a fully executed copy of the Master Netting and Setoff Agreement (the “Processing Agreement”) by and between Borrower and Tenaska Biofuels, LLC (“Tenaska”).

e.      Delivery of Collateral Assignment.  Lender shall have received the Assignment of the Processing Agreement by duly executed by Borrower and Lender, which shall constitute delivery thereof by Borrower, together with the delivery of the related Consent and Agreement of Tenaska.

f.      Delivery of Executed Seventh Supplement.  Lender shall have executed and delivered this Seventh Supplement to Borrower and shall have received this Seventh Supplement duly executed by Borrower which shall constitute delivery thereof by Borrower.

8.           Representations and Warranties.  Borrower hereby represents and warrants to the Lender as follows:

a.      Corporate Power; Authorization.  Borrower has the full legal power, and has been duly authorized by all requisite corporate or limited liability company action, to execute and deliver this Seventh Supplement and the agreements set forth herein or contemplated hereby, and to perform its obligations hereunder and thereunder.  Borrower has duly executed and delivered this Seventh Supplement, which agreement is fully enforceable in accordance with its terms.

b.      Accuracy of Financial Information.  All financial information concerning Borrower, Borrower’s operations, and the Collateral, including without limitation the Budget (as defined below), all financial statements, reports and other records concerning the same provided to Lender as of the date hereof, has been maintained in a timely, accurate and complete manner in accordance with generally accepted accounting principles, and such information accurately and honestly reflects and represents the capital structure of Borrower, its assets (including the Collateral) and liabilities, and its treatment of the same, including without limitation Borrower’s accounts receivable, accounts payable, and customer deposits.

c.      Preservation of Value of Collateral.  Borrower represents and warrants that, during the Forbearance Period, the value of the Collateral shall be maintained and not deteriorate.

d.      No Violation. The execution, delivery, and performance of this Seventh Supplement do not and will not (i) violate any law, rule, regulation, or court order to which

Borrower is subject, or (ii) conflict with or result in a breach of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which its properties are bound.

9.           Covenants.  Borrower hereby agrees and covenants that during the Forbearance Period:

a.      Payments in the Ordinary Course of Business.  Borrower shall make payments on its trade payables and other operating expenses only in the ordinary course of its business and only to the extent that the payment thereof does not constitute or result in an Event of Default.

b.      Compliance with this Seventh Supplement.  Borrower shall be in compliance with all of the terms and conditions of this Seventh Supplement.

c.      Conduct Business in Ordinary Course. Borrower shall conduct its operations and business in the ordinary course of business and shall not accelerate the payment, or cause the acceleration of any payment, of any amount due to any vendor; provided, however, that the conduct of business contemplated by the Processing Agreement shall be considered in the ordinary course of business during the Forbearance Period.

d.      Compliance with Loan Covenants and Obligations.  Except as otherwise expressly provided for herein, Borrower shall continue to comply with all covenants and other obligations of Borrower under the Master Agreement, the Note, and all other Loan Documents, including without limitation covenants and obligations concerning the Collateral, the incurring and repayment of any Indebtedness on the part of Borrower and the creation or suffering to exist any Lien on any of Borrower’s assets or properties whether now owned or hereafter acquired.

e.      Financial Plan.  On or before March 31, 2011, Borrower shall deliver to Lender a comprehensive strategic financial plan, or update to the extent necessary any strategic plan previously delivered to account for any changes in such previous plan or developments (the “Strategic Plan”), in form acceptable to Lender in its sole and absolute discretion.  The Strategic Plan shall (1) set forth in reasonable detail Borrower’s plans for raising a minimum of $10 million in equity capital (“Additional Equity Capital”) prior to the expiration of the Forbearance Period, or a lesser amount if agreed to by Lender in its sole and absolute discretion, reflecting reduced working capital requirements resulting from the implementation of the Processing Agreement, (2) identify in sufficient detail contemplated use of proceeds, (3) include pro forma balance sheets, income statements and statement of cash flow, each on a monthly and cumulative basis, through December 31, 2011, and (4) set forth in sufficient detail assumptions with respect to forward-looking information that are material to the Strategic Plan.  Prior to the expiration of the Forbearance Period, Borrower shall enter into agreements with third parties necessary to complete, as applicable, the raising of the Additional Equity Capital; provided, however, Borrower shall not enter any such agreement without first obtaining the prior written consent of Lender, which Lender may decline to grant in its sole and absolute discretion.

f.  Financial Information. Borrower shall maintain all books and records concerning Borrower, Borrower’s operations and the Collateral in a timely, accurate and complete manner in accordance with generally accepted accounting principles and shall promptly provide Lender with financial statements, reports or other records of Borrower and financial summaries concerning the Collateral in accordance with the Loan Documents, or if not specified therein, upon and in accordance with Lender’s request.  Notwithstanding the generality of the foregoing, Borrower shall deliver to Lender the following reports:

i.	No later than the twenty-fifth (25th) day of each month during the Forbearance Period, Borrower shall deliver to Lender a budget of all anticipated expenses for the following month (each, a “Budget”);

ii.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender monthly financial statements including, without limitation, a balance sheet, an income statement and a statement of cash flows;

iii.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender a variance report which shall describe in reasonable detail all variances between the Budget submitted for the preceding month in accordance with Paragraph 9(f)(i) and Borrower’s actual financial performance during the immediately preceding month (the “Monthly Variance Report”).  The Monthly Variance Report shall also describe in reasonable detail the reason(s) for all variances listed therein; and

iv.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender a report describing (a) the status of all actions and milestones set forth in the Strategic Financial Plan, (b) the reasons for failure to achieve any milestones set forth in the Strategic Plan, and (c) any modifications to the Strategic Plan proposed by Borrower.

g.      Status Reports and Information.  Borrower shall keep Lender informed on a timely basis of its efforts and progress toward obtaining Additional Equity Capital.  Without limiting the generality of the foregoing, Borrower shall provide Lender with bi-monthly written status and progress reports on its efforts to raise Additional Equity Capital.  Borrower’s representatives, professionals (including, without limitation, Ascendant Partners, Inc. and any other advisor retained by Borrower) and their officers shall participate in periodic telephonic or in-person conferences with Lender, as Lender may request, and further agree to provide to Lender status reports on Borrower’s operations and Collateral and other information concerning Borrower as Lender may request from time to time.

h.      Restricted Payments.  During the Forbearance Period, Borrower shall not make any Restricted Payments or payments for director fees or payments on Indebtedness for borrowed money, including without limitation payments related to tax increment financing or indebtedness to former or current officers, directors or members of Borrower.  Notwithstanding the foregoing, Borrower is authorized to reimburse directors for travel expenses and to pay salary and benefits due to directors who are also employees of the Borrower, in all respects consistent with past practices and in customary amounts.

i.      Material Developments.  Borrower’s representatives, professionals and their officers shall promptly advise Lender of any material adverse developments in the business or operations of Borrower or matters that could reasonably be expected to negatively impact Borrower’s Budget or otherwise constituting, with or without the passage of time, a Material Adverse Effect.

j.      Processing Agreement.  Borrower will not amend, modify, waive or release any of its rights or any other terms or conditions under the Processing Agreement without the prior written consent of Lender.

k.      Further Assurances. Borrower shall execute such other and further documents and instruments and shall take such further action as the Lender may request to implement the provisions of this Seventh Supplement, the Master Agreement, the Note and the other Loan Documents and to perfect the Liens created and evidenced by the Loan Documents and protect and preserve the Collateral (including the value thereof) and Lender’s interests therein.

10.           Event of Default.  An “Event of Default” shall mean, with respect to the Borrower, the occurrence of any one or more of the following events:

a.      Any breach or default under or any Event of Default described in the Master Agreement or any of the Loan Documents, or any of the documents executed in connection with this Seventh Supplement, that are not existing or are existing but have not been disclosed to the Lender as of the date of this Seventh Supplement;

b.      The failure to timely make any payment required on account of the Obligations or otherwise arising under the Master Agreement, the Note, the other Loan Documents, this Seventh Supplement or any other agreement between the parties;

c.      The occurrence or nonoccurrence of any fact, circumstance or thing that in any material respect negatively impacts the Borrower’s Budget or prospects on or before the expiration of the Forbearance Period;

d.      The occurrence or nonoccurrence of any fact, circumstance or thing that in any material respect negatively impacts, impairs or delays the prospects for raising the Additional Equity Capital prior to the expiration of the Forbearance Period;

e.      The occurrence of any fact, circumstance or thing that erodes, diminishes or negatively impacts the nature, extent or value of the Collateral;

f.      Any instrument, document, report, schedule, agreement, representation or warranty, oral or written, made or delivered to Lender by Borrower, or any of Borrower’s directors, officers, shareholders, agents, or representatives in connection with this Seventh Supplement is untrue or incorrect in any material respect when made or delivered;

g.      The attachment of any tax or other lien against or any levy, garnishment, repossession or seizure (or any attempted attachment, levy, garnishment, repossession or seizure) upon any of the assets of Borrower by any Person;

h.      Any breach, default or event of default, however specified or denominated, shall occur by Borrower or Tenaska under the Processing Agreement;

i.      Any provision contained in this Seventh Supplement, the Master Agreement, the Note or any other Loan Document in connection with any of the Borrower’s obligations hereunder or any of Borrower’s obligations thereunder shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or any of the same shall deny or challenge any further liability or obligation hereunder or thereunder, as the case may be;

j.      The filing by or against Borrower of any Insolvency Proceeding (as defined below);

k.      Any occurrence or nonoccurrence of an event, including but not limited to unremedied material adverse changes in the financial circumstances of Borrower, which Lender reasonably deems to materially impair the prospect of punctual performance under this Seventh Supplement or other Loan Documents or to materially impair the Collateral or the value thereof or any of Lender’s rights therein;

l.      Any occurrence or nonoccurrence of an event, including but not limited unremedied material adverse changes in the financial circumstances of Borrower or inability of Borrower and its professionals to obtain sufficient firm commitments, which Lender reasonably deems to impair, delay or render unlikely the prospect of obtaining the Additional Equity Capital on or before the expiration of the Forbearance Period;

m.      The exercise by the tax increment financing lender of any right or remedy under any tax increment financing loan documents to which Borrower is party on account of any default specified by any tax increment financing lender (other than the commencement of that certain legal proceeding against Borrower, which event Borrower has disclosed and hereby acknowledges constitutes a Default under the Sixth Supplement and other Loan Documents that has not been waived by Lender);

n.      The issuance or entry of any judgment, decree or order for the payment of money against Borrower or the award of equitable relief in connection with that certain legal proceeding currently or hereafter commenced in Douglas County, Nebraska District Court or in any other court by Arbor Bank or its successors and assigns, on behalf of participating lenders, in connection with an alleged default specified by the tax increment financing lender; or

o.      Borrower fails to observe any covenant or agreement in or otherwise defaults under the terms of this Seventh Supplement.

11.           Remedies.  Time is of the essence of this Seventh Supplement. Upon the occurrence of any Event of Default: (i) the Obligations together with any then-accrued but unpaid interest and then-incurred but unpaid fees and costs under the Master Agreement, the Note, and all other Loan Documents shall automatically become immediately due and payable, without notice or demand; (ii) Lender may, in its sole and absolute discretion, terminate this Seventh Supplement; (iii) Lender may, in its sole and absolute discretion, terminate Borrower’s authority to use cash collateral of Lender; (iv) Lender may proceed to protect, exercise, and enforce any and all such rights, powers, privileges and remedies as may be provided by this Seventh Supplement, the Master Agreement, the Note or any other Loan Documents and/or under law or in equity, including but not limited to (a) enforce its Liens on and security interests in the Collateral, (b) deliver any Instruction to Tenaska regarding the payment, direction or disposition of funds under the Processing Agreement, (c) exercise any and all rights under or pursuant to any Control Agreements or Collateral Assignments, (d) take possession of the Collateral without demand or legal process, and (e) sell, lease or otherwise dispose of the Collateral at a public or private sale.  Borrower irrevocably agrees that, upon the commencement or during the pendency of any action to foreclose any Lien or any right under the Loan Documents (or any remedies of Lender under it, without regard to the adequacy or inadequacy of the Collateral for security for the Obligations), that the court may appoint a receiver of the Collateral without bond, and may empower the receiver to take possession of the Collateral and collect the rents, issues, proceeds and profits of the Collateral and exercise such other powers as the court may grant.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, at Lender’s option, singly in any order or sequence, or concurrently, and no failure on the part of Lender to exercise, and no delay in exercising, any right or remedy under this Seventh Supplement, the Master Agreement, the Note, any other Loan Documents or provided for at law or in equity shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.  Borrower agrees to cooperate with Lender in connection with the exercise of any right or remedy and further agrees that it will not interfere with any right, remedy or power of Lender provided in this Agreement or an other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Lender of any one or more of such rights, powers or remedies.  Any inconsistencies among this Seventh Supplement, the Master Agreement, the Note, and the Loan Documents and any documents executed in connection with this Seventh Supplement will be interpreted in the manner most favorable to Lender and, in particular, in any manner so as to provide Lender the broadest scope of rights and remedies.

12.           Offset.  In addition to (and not in limitation of) the remedies set forth in Section 11, upon the occurrence of any Event of Default and thereafter while the same be continuing, Borrower hereby irrevocably authorizes Lender to set off any Obligations against all deposits, credits or rights to payment of Borrower, howsoever arising, with and any and all credits, rights to payment or other claims of Borrower against Lender.  Such right shall exist whether or not Lender shall have made any demand hereunder or under any Loan Document or any other agreement between the parties, whether or not the Obligations, or any part thereof, or deposits or credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.  Nothing in this Seventh Supplement shall be deemed a waiver or prohibition of or restriction on Lender to all rights of banker’s lien, setoff and counterclaim available pursuant to applicable law.

13.           Amendments; Remedies; Marshalling.  This Seventh Supplement can be waived, modified, amended, terminated or discharged only in a writing signed by Lender.  A waiver so signed shall be effective only in the specific instance and for the specific purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lender.  Borrower hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by Lender of its remedies hereunder, absent this waiver and recognizes, acknowledges and agrees that the Lender exercise each and every power or remedy from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy.

14.           Agreements Concerning the Collateral.

a.         Disposition of Collateral.  Borrower hereby renounces and waives all rights that are waiveable under the Uniform Commercial Code as enacted by the laws of the State of North Dakota or any other applicable jurisdiction with respect to the Collateral. Without limiting the generality of the foregoing, Borrower hereby renounces and waives rights (i) to notice of disposition of the Collateral, (ii) to redemption of the Collateral, and (iii) to require mandatory disposition within a fixed period of time.  Borrower agrees, to the maximum extent permitted by applicable law, that following the occurrence of an Event of Default Borrower will not at any time plead, claim or take the benefit of any homestead, appraisement, evaluation, stay an extension laws now or hereinafter in force.

b.       Consent to Relief from Automatic Stay.  Borrower acknowledges and agrees that Lender’s forbearance and other accommodations have provided substantial benefits to Borrower and afforded Borrower time to rehabilitate its business and improve its prospects and cure the outstanding Defaults.  Borrower hereby agrees that if it shall (1) file or be the subject of any petition under Title 11 of the U.S. Code as the same may be amended from time to time (the “Bankruptcy Code”), (2) be the subject of any order for relief issued under the Bankruptcy Code, (3) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors (individually, an “Insolvency Proceeding” and, collectively, “Insolvency Proceedings”), (4) seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator, (5) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against the Borrower in any Insolvency Proceeding, then Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to the Lender under the Master Agreement, the Note or any other Loan Documents to realize upon the Collateral.  Borrower hereby covenants and agrees not to assert any defense, oppose or otherwise contest any motion for relief from the automatic stay brought by or on behalf of Lender in connection with any Insolvency Proceeding.  Borrower acknowledges that the agreements and covenants set forth in this subparagraph (b) of this Section 14 served as a material inducement for Lender’s willingness to forbear and enter into this Seventh Supplement.

15.           No Waiver, Etc.  No failure or delay by Lender in exercising any rights, powers or remedies under this Seventh Supplement, the Master Agreement, the Note, the other Loan Documents, or any other obligations of Borrower to Lender will be a waiver thereof.  The acceptance by Lender of any partial performance as to any duty of performance owed to Lender will not operate to impair Lender’s rights to obtain or demand the full performance thereof.

16.           Release of Claims.  In consideration of this Seventh Supplement and the forbearance and other consideration afforded hereby, Borrower hereby fully and finally releases, remises, acquits, and forever discharges, with prejudice, Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, members, shareholders, participants, predecessors, successors and assigns, subsidiary corporations, parent corporations, affiliates and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Seventh Supplement, the Master Agreement, the Note, or any other Loan Documents, including but not limited to, claims, liabilities or obligations relating to any settlement negotiations, representations, commitments, arrangements, liabilities, offsets or deductions of sums owed to or by Borrower (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower represents and warrants to Lender that it has not purported to transfer, assign, or otherwise convey any right, title, or interest of Borrower in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.

17.           Waiver. BORROWER HEREBY WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING OR EXERCISING ANY RIGHT, POWER OR PRIVILEGE UNDER OR IN CONNECTION WITH THIS SEVENTH SUPPLEMENT OR THE LOAN DOCUMENTS.  BORROWER RATIFIES AND CONFIRMS WHAT LENDER MAY DO PURSUANT TO THE TERMS OF THIS SEVENTH SUPPLEMENT OR THE LOAN DOCUMENTS.  THIS PROVISION, AND THE RELEASES SET FORTH IN SECTION 16 OF THIS SEVENTH SUPPLEMENT, IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

18.           Effect of Acknowledgments.  Any and all acknowledgments contained in this Seventh Supplement, including but not limited to those contained in Sections 1, 2, and 3 above,

are intended to be and may be construed to be affirmative covenants, representations and warranties of Borrower.

19.           Collection Costs.  Borrower will pay Lender on demand all of Lender’s costs and fees, including but not limited to reasonable attorneys’ fees, incurred in connection with the Obligations and the Loan Documents.  Such costs and fees shall include, but not be limited to, unpaid expenses and fees relating to the preparation and execution of the Loan Documents, this Seventh Supplement and of any other documents and instruments executed in connection with the Loan Documents or this Seventh Supplement, and also including but not limited to expenses and fees relating to the enforcement of the Loan Documents and of any other documents and instruments executed in connection with this Seventh Supplement.

20.           Jury Trial Waiver.  EACH OF THE PARTIES TO THIS SEVENTH SUPPLEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR CONNECTED WITH THE LOAN DOCUMENTS, THIS SEVENTH SUPPLEMENT, OR ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS SEVENTH SUPPLEMENT, ANY TRANSACTIONS OR OCCURRENCES ARISING THEREFROM, OR THE ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  EACH OF THE PARTIES HERETO (A) REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN; (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, REPRESENTATIONS AND CERTIFICATIONS IN THIS SECTION.

21.           Governing Law; Jurisdiction; Venue; Consent to Services of Process.  Except to the extent governed by applicable Federal Law, this Seventh Supplement shall be governed by and construed in accordance with the internal Laws of the State of North Dakota (without giving effect to the conflicts of laws principles thereof).  The parties hereto consent to the jurisdiction of the state and federal courts located in the State of North Dakota to resolve any and all disputes under this Seventh Supplement or otherwise and waive any argument that venue in such forum is inconvenient (all as more specifically set forth in the Section 8.05 of the Master Agreement, which provision, the parties acknowledge, is applicable to this Seventh Supplement as if fully set forth herein).

22.           Advice of Counsel.  Each of the parties to this Seventh Supplement has obtained such counsel as each deems appropriate before entering into this Seventh Supplement, and each has independently determined to enter into this Seventh Supplement.

23.           Entire Agreement.  There are no oral side agreements between Borrower and Lender relative to the terms hereof; the Master Agreement, the Note, the other Loan Documents and this Seventh Supplement, and the documents executed in connection with this Seventh Supplement, represent the entire agreement between the parties relative to the subject matter hereof (superseding any prior or contemporaneous agreements or representations affecting the same subject matter) and which cannot be modified except in writing.

24.           Severability.  Any provision of this Seventh Supplement which is prohibited or unenforceable will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this Seventh Supplement.

25.           Headings.  The bold-faced headings at the beginning of each paragraph are for convenience only and are not intended to be part of the substance of this Seventh Supplement; any perceived inconsistencies between the heading and the text are to be governed exclusively by the text.

26.           Counterparts.  This Seventh Supplement may be executed in facsimile and in any number of counterparts and by different parties to this Seventh Supplement in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

27.           Continuing Effect.  The Master Agreement, the Note and the other Loan Documents shall remain in full force and effect except to the extent specifically modified by this Seventh Supplement.

28.           Further Assurances.  Borrower shall execute such other and further documents and instruments and shall take such further action as Lender may reasonably request to implement the provisions of this Seventh Supplement and the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees to cooperate with Lender in connection the assignment and prosecution of any and all tort claims and commercial tort claims that Borrower may now or hereafter have against any Person.

29.           Reservation of Rights.  NOTHING CONTAINED IN THIS SEVENTH SUPPLEMENT OR OTHERWISE SHALL BE DEEMED TO CREATE A COURSE OF DEALING OR OTHERWISE ENTITLE BORROWER TO A CONSENT TO, OR A WAIVER, AMENDMENT, MODIFICATION, OR OTHER CHANGE OF, ANY OF THE TERMS, CONDITIONS, OBLIGATIONS, COVENANTS, OR AGREEMENTS CONTAINED IN THE MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN SIMILAR OR DIFFERENT CIRCUMSTANCES IN THE FUTURE.  BORROWER ACKNOWLEDGES AND AGREES THAT THIS SEVENTH SUPPLEMENT SHALL NOT BE DEEMED AN AGREEMENT BY LENDER TO MAKE OR RENEW ANY LOANS, GRANT ANY FURTHER WAIVERS OR EXTEND ANY FORBEARANCES OR FINANCIAL ACCOMMODATIONS OTHER THAN THOSE SPECIFICALLY CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Seventh Supplement to be executed effective as of the date first above written by their duly authorized representatives.

BORROWER:

NEDAK ETHANOL, LLC

By:	/s/ Jerome Fagerland
Name:	Jerome Fagerland
Title:	President

By:	/s/ Everett Vogel
Name:	Everett Vogel
Title:	Chairman of the Board

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, FLCA

By:	/s/ Randolph L. Aberle
Name:	Randolph L. Aberle
Title:	Vice President